UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2015

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2015, Comcast Corporation (the “Company”) announced that it had appointed Michael J. Cavanagh to serve as Senior Executive Vice President and Chief Financial Officer, effective at a date to be mutually agreed and not expected to be later than July 6, 2015.  In connection with this appointment, Michael J. Angelakis will cease to serve as the Company’s Vice Chairman and Chief Financial Officer and, as previously disclosed, will become a Senior Advisor to the Company, and for a period of time to be mutually agreed will assist in the transition.

Since July 2014, Mr. Cavanagh, age 49, served as Co-President and Co-Chief Operating Officer of The Carlyle Group.  Prior to that, he held various positions at JP Morgan Chase & Co., including as Co-Chief Executive Officer of its Corporate & Investment Bank from August 2012 until March 2014, Chief Executive Officer of its Treasury and Securities Services Business from June 2010 until July 2012 and its Chief Financial Officer from September 2004 until June 2010.  He also was a member of JP Morgan Chase & Co.’s Operating Committee from September 2004 until March 2014.  Mr. Cavanagh serves on the Board of Directors of Yum! Brands, Inc.

The Company and Mr. Cavanagh entered into an employment agreement dated as of May 10, 2015.  The employment agreement secures Mr. Cavanagh’s employment through December 31, 2019 and provides him with a signing bonus comprised of a performance-based restricted stock unit award with a grant date value of $10,000,000, which will vest on the thirteen-month anniversary of the grant date; a performance-based restricted stock unit award with a grant date value of $2,500,000, which will vest one-third on the thirteen-month anniversary of the grant date and one-third each on the second and third anniversaries of the grant date; and a contribution of $10,000,000 to the Company’s deferred compensation plan.  The deferred compensation contribution will be subject to a 100% clawback should Mr. Cavanagh’s employment be terminated by the Company with cause or by him without good reason within 12 months following the date employment commences and a 50% clawback if such termination occurs between 12 and 24 months following such date.

The employment agreement provides that, in lieu of the compensation Mr. Cavanagh would have been eligible to receive from his prior employer in 2015, for 2015 he will receive a base salary of $1,800,000, a cash bonus opportunity of 300% of his base salary, and a deferred compensation contribution and equity compensation plan awards consistent with such compensation elements set forth in the agreement for 2016.  The deferred compensation contribution will be subject to the same clawback provision as is described above.  The agreement also provides for specified equity compensation plan awards for 2016 and specified deferred compensation contributions from 2016 through 2019.

In connection with a termination of his employment by the Company without cause or by him for good reason, Mr. Cavanagh will be entitled to specified post-termination payments and benefits, including continued participation in the Company’s cash bonus plan, continued vesting of specified equity compensation plan awards and continued exercisability of specified stock options.  Mr. Cavanagh will be subject to non-solicitation, non-competition and confidentiality covenants and will also be subject to the Company’s Stock Ownership Policy.

The above summary is qualified by its entirety by the terms and conditions set forth in the employment agreement, a copy of which is attached hereto as Exhibit 99.1.  On May 11, 2015, Comcast issued a press release with respect to the foregoing. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01(d).  Exhibits.

Exhibit Number	Description
99.1	Employment Agreement dated May 10, 2015
99.2	Press Release dated May 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	May 11, 2015	By:	/s/ Arthur R. Block
Arthur R. Block Executive Vice President, General Counsel and Secretary